Exhibit 10.13

FIRST AMENDMENT TO THE

INTERIM LEASE

This FIRST AMENDMENT TO THE INTERIM LEASE (“First Amendment to the Interim Lease”) dated as of October 16, 2008, is entered into by and between the REDEVELOPMENT AGENCY OF THE CITY AND COUNTY OF SAN FRANCISCO, a public body, corporate and politic, exercising its functions and powers and organized and existing under the Community Redevelopment Law of the State of California (together with any successor public agency designated by or pursuant to law, the “Agency”), and HPS DEVELOPMENT CO., LP, a Delaware limited partnership (“Lennar” or “Tenant”).

RECITALS

This First Amendment to the Interim Lease is made with reference to the following facts and circumstances:

A.	The Agency and the Tenant entered into that certain Disposition and Development Agreement Hunters Point Shipyard Phase 1, dated December 2, 2003, as amended by that certain First Amendment to the Disposition and Development Agreement Hunters Point Shipyard Phase 1 dated as of April 4, 2005, and as further amended by that certain Second Amendment to the Disposition and Development Agreement Hunters Point Shipyard Phase 1 dated as of October 17, 2006 (collectively, the “Phase 1 Horizontal DDA”).

B.	As required by the Phase 1 Horizontal DDA, the Agency and the Tenant entered into that certain interim lease dated as of December 3, 2004 (“Interim Lease”), requiring Tenant to perform certain operation and maintenance obligations on the Project Site and the Agency Parcels. The Agency and the Tenant desire that Tenant provide to all of the Premises, at no cost to the Agency, the Baseline Services and, for certain specified portions of the Premises, the construction of improvements thereon and the Active Services. The capitalized terms used herein shall have the meaning set forth in the Interim Lease, unless otherwise specifically provided herein.

C.	The Agency, on the basis of the foregoing, and the undertakings of the Tenant pursuant to the Phase 1 Horizontal DDA and the Interim Lease, is willing to lease to the Tenant the Premises on an interim basis during the pendency of the Phase 1 Horizontal DDA.

D.	For over 20 years, the Hunters Point Naval Shipyard (the “Shipyard”) has housed a community of artist studios (the “Artists Community”), consisting of approximately 250 artists and small businesses on certain portions of Parcel A – Buildings 101 and 110; Parcel B – Buildings 103, 104, and 117; and Parcel D – Buildings 323, 366, and 435; and appurtenant yard areas (the “Premises”).

E.	The Navy first entered into a lease with Patterns Limited, Incorporated, doing business as The Point (“The Point”), for a portion of the Premises, Buildings 101 and 110, for the period covering June 24, 1992 through June 30, 1995. Upon expiration of the lease, The Point continued its tenancy on a month-to-month basis until December 30, 1996. Leases for other facilities were also executed: Clay Young/Frameworks – Building 115; Julian & Louise Billotte – Building 116; and Tad Bridenthal – Building 125.

F.	In December 1996, the Navy obtained a Finding of Suitability to Lease (“FOSL”) from the U.S. Department of Defense for the Premises. The FOSL stated that the Premises were suitable to lease subject to any lease restrictions necessary to protect human health and the environment.

G.	On December 10, 1996, the Agency approved a lease agreement with the Navy (the “Master Lease”) by Resolution No. 245-96. On December 31, 1996, the Navy and the Agency entered into the Master Lease.

H.	The Agency and The Point entered into a sublease agreement for the Premises dated December 31, 1996 (the “Sublease Agreement”), for a term not to exceed 120 days (the “Initial Term”), pending the negotiation of a longer term sublease. The Agency and The Point did not negotiate a longer term sublease before the Initial Term ended, and The Point occupied the Premises under a month-to-month tenancy until the Sublease Agreement was amended.

I.	On December 4, 2004, the Navy conveyed to the Agency a portion of the Shipyard, commonly referred to as Parcel A. The transfer removed the portions of the Artists Community situated on Parcel A from the Master Lease and accordingly, the Navy prepared a lease modification removing these portions of the Artists Community from the Master Lease. The Sublease Agreement was subsequently amended and restated on April 5, 2005, pursuant to Resolution No. 43-2005, removing Parcel A, Buildings 101 and 110 from the defined leased Premises, and making the Sublease Agreement coterminous with the Master Lease on December 31, 2006.

J.

On December 19, 2006, pursuant to Resolution Nos. 163-2006 and 164-2006, the terms of the Master Lease and Sublease Agreement were extended to February 28, 2007 as a hold-over measure until such time as the Agency and the Navy enter into a new master lease arrangement for the Artists Community Premises on Parcel B.

K.	The Navy commenced its remediation efforts on Parcel D in spring 2007, which necessitated the relocation of the Parcel D artists, most of whom are architectural welders, to vacate Buildings 323, 366, and 435. The Point and its sub-tenant welders vacated the Shipyard on February 28, 2007. On February 20, 2007, pursuant to Resolution Nos. 13-2007 and 14-2007, the Master Lease and Sublease Agreement were amended to remove Buildings 323, 366, and 435 from the lease premises and extend the term through December 31, 2007.

L.	Since its initial approval, the Agency and Navy have made seven amendments to the Master Lease. The Agency Commission, however, has approved only those amendments that constituted material changes.

M.	On December 18, 2007, pursuant to Resolution Nos. 133-2007 and 134- 2007, the terms of the Master Lease and Sublease Agreement were extended to June 30, 2008 to give the Navy time to obtain a FOSL from the U.S. Department of Defense prior to entering into a new master lease with the Agency for the Artists Community Premises located on Parcel B. The FOSL was executed on June 20, 2008, and covers Buildings 103, 104, 115, 116, 117, 120, 125, and 606.

N.	On or about August 1, 2008, the Agency provided Tenant with a 30-day written notice that Additional Parcels consisting of Buildings 103, 104, 115, 116, 117, 125 and associated land would be added to, and become part of, the Premises for all purposes.

O.	The Agency and Tenant wish to enter into this First Amendment to the Interim Lease for the purposes of adding the Additional Premises and making certain amendments to the Interim Lease, all to further effectuate the program of development contemplated by the Redevelopment Plan, The Parties have entered into this First Amendment to the Interim Lease to memorialize their understanding and commitments concerning the matters generally described above.

AGREEMENT

Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	Article 3.4(b) [Manner of Payment] of the Interim Lease is hereby amended by deleting 770 Golden Gate Avenue, San Francisco, CA 94102 and substituting One South Van Ness Avenue, Fifth Floor, San Francisco, California 94103 in lieu thereof.

2.	Article 23.1 [Notices] of the Interim Lease is hereby amended by deleting 770 Golden Gate Avenue, San Francisco, CA 94102 and substituting One South Van Ness Avenue, Fifth Floor, San Francisco, California 94103 in lieu thereof.

3.	Article 15.3(d) [Subletting by Tenant] of the Interim Lease is hereby amended by deleting the section in its entirety and substituting the following language in lieu thereof:

“As of the Commencement Date of this Lease and the effective date of any subsequent amendment, Tenant shall assume all the responsibilities of Agency as the owner and landlord of Buildings 101, 103, 104, 110, 115, 116, 117, 125 and 808. Such buildings, together with the land, appurtenant easements and all other real property comprising the premises leased by the occupants thereof pursuant to a lease with the Navy or the Agency, or used by the occupants thereof as if included in the applicable lease with the Navy or the Agency, shall hereinafter be referred to as the “Buildings.” Additionally, Tenant shall indemnify Agency and the other Indemnified Parties as to all losses that arise on or after the Commencement Date of this Lease with respect to all activities performed, omitted or that occur in connection with the Buildings, the tenants and occupants of the Buildings, together with the employees, contractors, agents, guests and invitees of the tenants or occupants of the Buildings, including, without limitation, the occupation, use, and vacating of such Buildings and any other losses of any kind arising from Tenant’s failure to have executed Subleases with the tenants of Buildings 101, 103, 104, 110, 115, 116, 117, 125 and 808 as of the Commencement Date of August 31, 2008. Tenant’s foregoing indemnity shall include the payment by Tenant of all costs and expenses (as determined by Agency in its sole discretion) incurred by Agency or that arise in connection with relocating any occupant(s) of such Buildings, including without limitation all reasonable relocation claims made by occupants who have not waived their relocation rights. Agency’s costs will include any associated staff costs whether or not included in the budgeted costs for Phase I. Though Tenant shall endeavor in good faith to enter into Subleases with the current tenants of Building 808, Tenant has no obligation to enter into any Sublease with the current tenants of Buildings 808, nor is Tenant obligated to ensure the continuing occupancy of Building 808.”

4.	Article 15.4 [Artists’ Subleases] of the Interim Lease is hereby amended by deleting the section in its entirety and substituting the following language in lieu thereof:

“Tenant shall not cause any Artist to be relocated from Buildings 101, 103, 104, 110, 115, 116, 117 and 125, or from any other Premises on the Shipyard, that are lawfully occupied by Artist pursuant to leases or subleases as of the date of this Agreement (except as set forth in Article 13.4 above) or cause the Artists’ rent for such space to increase. On or before the conveyance by the Navy of the Premises to Agency, the Navy shall terminate all of its leases on the Premises, and Tenant shall (to the extent not otherwise prohibited by law) enter into new Subleases with those artists who were tenants not in default under the leases terminated by the Navy (each an “Artist” and more than one such Artist, collectively, the “Artists”). The Subleases for the Artists in Buildings 101, 103, 104, 110, 115, 116, 117 and 125, located on Parcel A and Parcel B of the Shipyard, or in any other Premises on the Shipyard that are lawfully occupied by Artist pursuant to leases or subleases as of the date of this Agreement, shall contain the same economic terms and conditions as existed under the corresponding leases or Subleases with or through the Navy. Pursuant to the terms of Subleases entered into prior to Tenant’s commencement of construction on Parcel B that requires the relocation of Artists from Buildings 103 or 104, Tenant will provide space in Parcel A, Parcel B or a comparable off-site location for the Artists in Buildings 103 and 104, located on Parcel B of the Shipyard. Notwithstanding the foregoing provisions of this Article 15.4, all Subleases shall contain provisions that require all Subtenants, except Building 103 and 104 Subtenants, to waive any and all relocation rights. Building 103 and 104 Subtenants that are required to be relocated off the Shipyard will have the right to return to the Shipyard as space becomes available.”

5.	Exhibit A-1 to the Interim Lease [Description of Premises] will be substituted with a legal description of the premises subject to confirmation of the Premises.

6.	Exhibit A-2 to the Interim Lease [Map of Premises] will be substituted with a map of the premises subject to confirmation.

7.	This First Amendment to the Interim Lease constitutes a part of the Interim Lease and any reference to the Interim Lease shall be deemed to include a reference to such Interim Lease as amended hereby.

8.	Except as otherwise amended hereby, all terms, covenants, conditions and provisions of the Interim Lease shall remain in full force and effect.

9.	This First Amendment to the Interim Lease is binding upon and will inure to the benefit of the successors and assigns of the Agency and Tenant, subject to the limitations set forth in the Interim Lease.

10.	This First Amendment to the Interim Lease may be executed in any number of counterparts, all of which, together, shall constitute the original agreement.

IN WITNESS WHEREOF, the Agency has caused this First Amendment to the Interim Lease to be duly executed on its behalf and Tenant has signed or caused this First Amendment to the Interim Lease to be signed by duly authorized persons, all as of the day first above written.

Authorized by Agency Resolution No.88-2008 adopted August 19, 2008			AGENCY:

Approved as to Form:			REDEVELOPMENT
AGENCY OF THE CITY
AND COUNTY OF SAN
FRANCISCO, a public body,
corporate and politic

By:	/s/ Celena Chen
for James B. Morales
Agency General Counsel

		By:	/s/ Fred Blackwell
Fred Blackwell
Executive Director

TENANT:

HPS DEVELOPMENT CO., LP, a Delaware limited partnership,

By:	CP/HPS Development Co. GP, LLC,
a Delaware limited liability company,
its General Partner

	By:	/s/ Kofi Bonner
Kofi Bonner

	Its:	President